Equity One, Inc. 1600 NE Miami Gardens Drive North Miami Beach, FL 33179 305-947-1664	For additional information: Greg Andrews, EVP and Chief Financial Officer

FOR IMMEDIATE RELEASE:

Equity One Reports First Quarter 2007 Operating Results

NORTH MIAMI BEACH, FL; May 1, 2007 -- Equity One, Inc. (NYSE:EQY), an owner, developer, and operator of shopping centers, announced today its financial results for the three month period ended March 31, 2007.

Financial Highlights

Funds From Operations (FFO) for the first quarter was $29.7 million, or $0.40 per diluted share, compared to $33.9 million and $0.45 per diluted share for the same period in 2006. Net income for the quarter was $20.0 million, or $0.27 per diluted share, compared to $22.4 million and $0.29 per diluted share for the same period in 2006.

First quarter results reflect the sale of all but one of the company’s shopping centers in Texas during 2006. In addition, first quarter G&A expense included $1.5 million, or $0.02 per diluted share, of write-offs of capitalized pre-development costs and $1.5 million, or $0.02 per diluted share, of severance and other payments related to the departure of certain employees. The first quarter of 2007 also included a gain of $1.1 million, or $0.01 per diluted share, included in FFO and related to a sale of a vacant land parcel adjacent to one of the company’s shopping centers.

Operating Highlights

For the three months ended March 31, 2007, Equity One’s operating shopping center portfolio generated same-property net operating income (NOI) growth of 3.4%. Same-property occupancy increased 40 basis points from March 31, 2006 and 10 basis points from December 31, 2006. At March 31, 2007, the company’s operating shopping center portfolio was 94.1% occupied.

During the first quarter, the company executed 50 new leases totaling 151,000 square feet. Leases with a new tenant replacing a prior tenant accounted for 35 of these leases and 116,000 square feet at an average rental rate of $13.14 per square foot. Rents on these new leases are 24.7% higher than prior rents on a GAAP basis and 11.5% higher than prior rents on a cash basis. Also during the first quarter, the company renewed 130 leases for approximately 453,000 square feet at an average rental rate of $13.01 per square foot. Rents on renewal leases are 13.9% higher than prior rents on a GAAP basis and 9.0% higher than prior rents on a cash basis.

On March 22, 2007, the Supervisory Board of DIM Vastgoed, N.V. declared an annual dividend of $1.57 per common share payable in April. Equity One owns approximately 48.1% of DIM Vastgoed and consequently recognized dividend income of approximately $5.9 million during the first quarter.

At the end of the quarter, Equity One terminated its management agreement with Investcorp for the Texas properties sold to Investcorp during 2006.

Investment and Financing Activities

During the first quarter, Equity One acquired two shopping centers in Miami, Florida and Atlanta, Georgia for an aggregate of approximately $116 million. The company also acquired land under a shopping center it owns in North Carolina and an outparcel at a shopping center it owns in Florida. The company sold a shopping center in Eustis, Florida for $7.1 million and an office building in Lafayette, Louisiana for $350,000. The company recognized aggregate gains on these sales of $1.7 million.

At March 31, 2007, the company had five developments at a gross cost of $76 million and five redevelopments at a gross cost of $32 million underway. The estimated cost to complete these projects was approximately $50 million. On average, these projects were 67% pre-leased. As of the end of the quarter, the company also owned three parcels of land held for future development.

Balance Sheet Highlights

At March 31, 2007, our total market capitalization equaled approximately $3.14 billion, comprising 74.0 million shares of common stock (on a diluted basis) valued at $1.96 billion and net debt (excluding any unamortized fair market premium/discount and net of cash) of $1.16 million. Our ratio of net debt to total market capitalization was 37.5% and our ratio of net debt to real estate and securities investments at undepreciated book value was 54.6%.

During the quarter, the company amended certain covenants under its $275 million unsecured revolving credit facility. The amendments afford the company additional flexibility with respect to limits on borrowings under the agreement.

Subsequent to quarter end, the company sold $150 million of 10-year unsecured fixed-rate notes in a private placement. The notes carry an interest rate of 6.00%. Net proceeds of $148.9 million were used to repay outstanding indebtedness under the company’s unsecured revolving credit facility and for general corporate purposes.

FFO and Earnings Guidance

The company is reiterating its 2007 FFO and earnings guidance excluding gains on land sales. FFO per diluted share for the year ending December 31, 2007 is expected to be $1.33 to $1.40, and net income per diluted share is expected to be $0.72 to $0.79. The following table provides the reconciliation of the range of estimated net income available to common stockholders per diluted share to estimated FFO per diluted share.

	Low	High
Estimated net income per diluted share	$0.72	$0.79
Adjustments:
Rental property depreciation and amortization	0.63	0.63
Minority interest	0.00	0.00
Gains on sales of depreciable real estate	(0.02)	(0.02)
Estimated Funds From Operations (FFO) per diluted share	$1.33	$1.40

Commenting on the first quarter of 2007 and the outlook for the balance of the year, CEO Jeff Olson said: “We are executing on our long-term vision for generating robust internal and external growth on behalf of Equity One stockholders. Our restructuring efforts have strengthened our entire enterprise while enabling us to focus on the largest opportunity at hand: to maximize the value of our core business through the execution of a more intensive asset management and redevelopment program.”

ACCOUNTING AND OTHER DISCLOSURES

We believe Funds from Operations (“FFO”) (combined with the primary GAAP presentations) is a useful, supplemental measure of our operating performance that is a recognized metric used extensively by the real estate industry, particularly REITs. The National Association of Real Estate Investment Trusts (“NAREIT”) stated in its April 2002 White Paper on Funds from Operations, “Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.”

FFO, as defined by NAREIT, is “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.” NAREIT states further that “adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.” We believe that financial analysts, investors and stockholders are better served by the presentation of comparable period operating results generated from our FFO measure. Our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.
FFO is presented to assist investors in analyzing our operating performance. FFO (i) does not represent cash flow from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs, including the ability to make distributions, (iii) is not an alternative to cash flow as a measure of liquidity, and (iv) should not be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating our operating performance. We believe net income is the most directly comparable GAAP measure to FFO.

CONFERENCE CALL/WEB CAST INFORMATION

We will host a conference call on Wednesday, May 2, 2007, at 10:00 a.m. EST to review the first quarter 2007 earnings and operating results. Stockholders, analysts and other interested parties can access the earnings call by dialing 800-638-4930 (U.S./Canada) or 617-614-3944 (international) using pass code 32939318. The call will also be web cast and can be accessed in a listen-only mode at Equity One’s web site at www.equityone.net.

If you are unable to participate during the call, a replay will be available on Equity One’s web site for future review. You may also access the replay by dialing 888-286-8010 (U.S./Canada) or 617-801-6888 (international) using pass code 51685766 through May 9, 2007.

FOR ADDITIONAL INFORMATION

For a copy of our first quarter supplemental information package, please access the “Financial Reports” section in our web site at www.equityone.net. To be included in our e-mail distributions for press releases and other company notices, please send your e-mail address to Feryal Akin at fakin@equityone.net.

ABOUT EQUITY ONE, INC.

As of March 31, 2007, the Company owns or has interests in 179 properties, consisting of 161 shopping centers comprising approximately 17.9 million square feet, nine projects in development or redevelopment (excluding an outparcel development at an existing center), three parcels of land, and six non-retail properties.

FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements is based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in Florida, Georgia, Massachusetts and the other states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties for acquisition; the success of its efforts to lease up vacant space; the effects of natural and other disasters; the ability of Equity One successfully to integrate the operations and systems of acquired companies and properties; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.

EQUITY ONE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
March 31, 2007 and December 31, 2006
(In thousands, except per share data)
(Unaudited)

	March 31, 2007	December 31, 2006
ASSETS
Properties:
Income producing	$2,050,644	$1 ,896,843
Less: accumulated depreciation	(151,286)	(144,825)
Income-producing property, net	1,899,358	1,752,018
Construction in progress and land held for development	78,519	113,340
Properties held for sale	20,280	20,353
Properties, net	1,998,157	1,885,711
Cash and Cash Equivalents	6,620	-
Cash Held in Escrow	1,496	1,547
Accounts and Other Receivables, net	17,925	18,967
Securities	75,495	75,102
Goodwill	13,092	13,092
Other Assets	81,153	75,356
TOTAL ASSETS	$2,193,938	$2,069,775
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Notes Payable
Mortgage notes payable	$416,857	$391,647
Mortgage notes payable related to property held for sale	-	-
Unsecured revolving credit facilities	162,636	76,500
Unsecured senior notes payable	591,415	591,187
	1,170,908	1,059,334
Unamortized premium/discount on notes payable	11,840	10,322
Total notes payable	1,182,748	1,069,656
Other liabilities
Accounts payable and accrued expenses	38,172	36,565
Tenant security deposits	9,817	9,622
Other liabilities	33,120	27,265
Total liabilities	1,263,857	1,143,108
Minority interests	989	989
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value - 10,000 shares authorized but unissued	-	-
Common stock, $0.01 par value - 100,000 shares authorized 73,070 and 72,756 shares issued and outstanding for 2007 and 2006, respectively	731	728
Additional paid-in capital	900,621	895,247
Retained earnings	35,084	37,201
Accumulated other comprehensive loss	(7,344)	(7,498)
Total stockholders’ equity	929,092	925,678
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,193,938	$2,069,775

EQUITY ONE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
For the three months ended March 31, 2007 and 2006
(In thousands, except per share data)
(Unaudited)

	2007	2006
REVENUE:
Minimum rent	$47,735	$41,874
Expense recoveries	13,368	12,098
Percentage rent	1,260	1,274
Management and leasing services	837	155
Total revenue	63,200	55,401

COSTS AND EXPENSES:
Property operating	16,668	15,355
Management and leasing services	746	77
Rental property depreciation and amortization	11,309	9,865
General and administrative	7,765	4,616
Total costs and expenses	36,488	29,913

INCOME BEFORE OTHER INCOME AND EXPENSE, MINORITY INTEREST AND DISCONTINUED OPERATIONS	26,712	25,488

OTHER INCOME AND EXPENSE:
Investment income	6,207	4,652
Other income	182	350
Interest expense	(15,757)	(13,971)
Amortization of deferred financing fees	(388)	(345)
Gain on sale of real estate	1,067	314
Loss on extinguishment of debt	-	(292)
INCOME BEFORE MINORITY INTEREST AND DISCONTINUED OPERATIONS	18,023	16,196
Minority Interest	(28)	(28)
INCOME FROM CONTINUING OPERATIONS	17,995	16,168

DISCONTINUED OPERATIONS:
Operations of income-producing properties sold or held for sale	292	5,705
Gain on disposal of income-producing properties	1,732	492
Income from discontinued operations	2,024	6,197

NET INCOME	$20,019	$22,365

EARNINGS PER COMMON SHARE, BASIC:
Continuing operations	$0.24	$0.22
Discontinued operations	0.03	0.08
	$0.27	$0.30
Number of Shares Used in Computing Basic Earnings per Share	72,974	75,151

EARNINGS PER COMMON SHARE, DILUTED
Continuing operations	$0.24	$0.21
Discontinued operations	$0.03	0.08
	$0.27	$0.29
Number of Shares Used in Computing Diluted Earning per Share	73,990	75,978

Equity One, Inc. and Subsidiaries
FFO Reconciliation - Three Months Ended March 31
(In thousands, except per share data)

	Three Months Ended March 31,
	2007	2006

Net income	$20,019	$22,365
Adjustments:
Rental property depreciation and amortization, including discontinued operations	11,373	12,039
Gain on disposal of depreciable real estate	(1,732)	(492)
Minority interest	28	28
Funds from operations	$29,688	$33,940

Equity One, Inc. and Subsidiaries
FFO Per Diluted Share Reconciliation - Three Months Ended March 31

	Three Months Ended March 31,
	2007	2006
Earnings per diluted share (1)	$0.27	$0.29
Adjustments:
Rental property depreciation and amortization, including discontinued operations	0.15	0.16
Gain on disposal of depreciable real estate	(0.02)	-
Funds from operations per diluted share	$0.40	$0.45

(1) Earnings per diluted share reflect the add-back of the minority interest(s) which are convertible to shares of our common stock.